Docusign Envelope ID: 7431F70A-5839-8025-8136-6C9504F9E70D

VESTIS SERVICES, LLC
AGREEMENT RELATING TO EMPLOYMENT AND POST-EMPLOYMENT COMPETITION

SECOND AMENDED AND RESTATED EFFECTIVE JUNE 12, 2026

This Agreement is between **Adam K. Bowen**, the undersigned individual ("Employee"), and Vestis Services, LLC ("Vestis"), supersedes and replaces in its entirety the Vestis Services, LLC Agreement Related to Employment and Post-Employment Competition between Employee and Vestis dated February 8, 2025.

RECITALS

WHEREAS, Vestis is a leading provider of uniform and workplace supplies to business and industry, private and public institutions, and the general public;

WHEREAS, Vestis has a proprietary interest in its business and financial plans and systems, methods of operation and other secret and confidential information, knowledge and data ("Proprietary Information") which includes, but is not limited to, all confidential, proprietary or non-public information, ideas and concepts; annual and strategic business plans; financial plans, reports and systems including, profit and loss statements, sales, accounting forms and procedures and other information regarding costs, pricing and the financial condition of Vestis and its business segments and groups; management development reviews, including information regarding the capabilities and experience of Vestis employees; intellectual property, including patents, inventions, discoveries, research and development, compounds, recipes, formulae, reports, protocols, computer software and databases; information regarding Vestis's relationships with its clients, customers, and suppliers and prospective clients, partners, customers and suppliers; policy and procedure manuals, information regarding materials and documents in any form or medium (including oral, written, tangible, intangible, or electronic) concerning any of the above, or any past, current or future business activities of Vestis that is not publicly available; compensation, recruiting and training, and human resource policies and procedures; and data compilations, research, reports, structures, compounds, techniques, methods, processes, know-how;

WHEREAS, all such Proprietary Information is developed at great expense to Vestis and is considered by Vestis to be confidential trade secrets;

WHEREAS, due to Employee's employment as interim Chief Financial Officer of Vestis Corporation or in any other role, Employee has access to Vestis's Proprietary Information, directly in the course of Employee's employment, and indirectly through interaction with and presentations by other Vestis executives at executive meetings and the like;

WHEREAS, Vestis will introduce Employee to Vestis clients, customers, suppliers and others, and will encourage, and provide resources for, Employee to develop personal relationships with Vestis's clients, customers, suppliers and others;

WHEREAS, Vestis will provide specialized training and skills to Employee in connection with the performance of Employee's duties at Vestis which training involves the disclosure by Vestis to Employee of Proprietary Information;

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WHEREAS, Vestis will be vulnerable to unfair post-employment competition by Employee because Employee will have access to and knowledge of Vestis's Proprietary Information, will have a personal relationship with Vestis's clients, customers, suppliers and others, and will generate good will which Employee acknowledges belongs to Vestis;

NOW, THEREFORE, in consideration of Employee's employment with Vestis, the opportunity to receive long-term incentive awards in the form of restricted stock unit awards, performance stock unit awards and stock option awards from Vestis Corporation, the severance and other post-employment benefits provided for herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agrees to enter into this Agreement with Vestis as a condition of employment pursuant to which Vestis will limit Employee's right to compete against Vestis during and following termination of employment on the terms set forth in this Agreement. Intending to be legally bound, the parties agree as follows:

ARTICLE 1. NON-DISCLOSURE AND NON-DISPARAGEMENT:

Employee shall not, during or after termination of employment, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, association or other entity, except where required by law, any Proprietary Information which is not generally known to the public, or has not otherwise been disclosed or recognized as standard practice in the industries in which Vestis is engaged. Employee shall, during and after termination of employment, refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding Vestis, or any of Vestis's officers, directors, personnel, policies or products, other than to comply with law.

ARTICLE 2. NON-COMPETITION:

A. Subject to Article 2. B. below, Employee, during Employee's period of employment with Vestis, and for a period of one year following the voluntary or involuntary termination of employment, shall not, without Vestis's written permission, which shall be granted or denied in Vestis's sole discretion, directly or indirectly, associate with (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise), or acquire or maintain ownership interest in, any Business which is competitive with that conducted by or developed for later implementation by Vestis at any time during the term of Employee's employment. For purposes of this Agreement, "Business" shall be defined as a person, corporation, firm, LLC, partnership, joint venture or other entity. Nothing in the foregoing shall prevent Employee from investing in a Business that is or becomes publicly traded, if Employee's ownership is as a passive investor of less than 1% of the outstanding publicly traded stock of the Business.

B. The provision set forth in Article 2.A above, shall apply to the full extent permitted by law (i) in all fifty states, and (ii) in each foreign country, possession or territory in which Vestis may be engaged in, or have plans to engage in, business (x) during Employee's period of employment, or (y) in the case of a termination of employment, as of the effective date of such termination or at any time during the twenty-four month period prior thereto.

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C. Employee acknowledges that these restrictions are reasonable and necessary to protect the business interests of Vestis, and that enforcement of the provisions set forth in this Article 2 will not unnecessarily or unreasonably impair Employee's ability to obtain other employment following the termination (voluntary or involuntary) of Employee's employment with Vestis. Further, Employee acknowledges that the provisions set forth in this Article 2 shall apply if Employee's employment is involuntarily terminated by Vestis for Cause; as a result of the elimination of employee's position; for performance-related issues; or for any other reason or no reason at all.

ARTICLE 3. NON-SOLICITATION:

During the period of Employee's employment with Vestis and for a period of two years following the termination of Employee's employment, regardless of the reason for termination, Employee shall not, directly or indirectly: (i) induce or encourage any employee of Vestis to leave the employ of Vestis, (ii) hire any individual who was an employee of Vestis as of the date of Employee's termination of employment or within a six month period prior to such date, or (iii) induce or encourage any customer, client, supplier or other business relation of Vestis to cease or reduce doing business with Vestis or in any way interfere with the relationship between any such customer, client, supplier or other business relation and Vestis.

ARTICLE 4. DISCOVERIES AND WORKS:

Employee hereby irrevocably assigns, transfers, and conveys to Vestis to the maximum extent permitted by applicable law Employee's right, title and interest now or hereinafter acquired, in and to all Discoveries and Works (as defined below) created, invented, designed, developed, improved or contributed to by Employee, either alone or jointly with others, while employed by Vestis and within the scope of Employee's employment and/or with the use of Vestis's resources. The terms "Discoveries and Works" include all works of authorship, inventions, intellectual property, materials, documents, or other work product (including, without limitation, Proprietary Information, patents and patent applications, patentable inventions, research, reports, software, code, databases, systems, applications, presentations, textual works, graphics and audiovisual materials). Employee shall have the burden of proving that any materials or works created, invented, designed, developed, contributed to or improved by Employee that are implicated by or relevant to employment by Vestis are not implicated by this provision. Employee agrees to (i) keep accurate records and promptly notify, make full disclosure to, and execute and deliver any documents and to take any further actions requested by Vestis to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder, and (ii) renounce any and all claims, including, without limitation, claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by Vestis. Any Discoveries and Works that, within six months after the termination of Employee's employment with Vestis, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by Employee and which pertain to the business carried on or products or services being sold or developed by Vestis at the time of such termination shall, as between Employee and Vestis, be presumed to have been made during such employment with Vestis. Employee acknowledges that, to the fullest extent permitted by law, all Discoveries and Works shall be deemed "works made for hire" under the Copyright Act of 1976, as amended, 17 U.S.C. Section 101. Employee hereby grants Vestis a perpetual, nonexclusive, royalty-free, worldwide,

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assignable, sublicensable license under all rights and intellectual property rights (including patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) in any Works and Discoveries, for all purposes in connection with Vestis's current and future business, that Employee has created, invented, designed, developed, improved or contributed to prior to Employee's employment with Vestis that are relevant to or implicated by such employment ("Prior Works"). Any Prior Works are disclosed by Employee in Schedule 1.

ARTICLE 5. REMEDIES:

Employee acknowledges that in the event of any violation by Employee of the provisions set forth in Articles 1, 2, 3 or 4 above, Vestis will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to fully remedy by an action at law for money damages. Accordingly, Employee agrees that, in the event of such violation or threatened violation by Employee, Vestis shall be entitled to an injunction before trial before any court of competent jurisdiction as a matter of course upon the posting of not more than a nominal bond, in addition to all such other legal and equitable remedies as may be available to Vestis. If Vestis is required to enforce the provisions set forth in Articles 2 and 3 above by seeking an injunction, Employee agrees that the relevant time periods set forth in Articles 2 and 3 shall commence with the entry of the injunction. Employee further agrees that, in the event any of the provisions of this Agreement are determined by a court of competent jurisdiction to be invalid, illegal, or for any reason unenforceable as written, such court shall substitute a valid provision which most closely approximates the intent and purpose of the invalid provision and which would be enforceable to the maximum extent permitted by law.

ARTICLE 6. POST-EMPLOYMENT BENEFITS:

A. If Employee's employment is terminated by Vestis for any reason other than Cause, Employee shall be entitled to the following post-employment benefits:

1. **Severance Pay:** Employee shall receive severance payments equivalent to Employee's weekly base salary as of the effective date of termination for the number of weeks set forth on the following schedule:

Years of Continuous Service with Vestis (or with any of its Predecessor Corporations or its Parent) Completed from Last Hire Date	Weeks of Severance Pay
Less than 1	26
1 year or more	52

Severance payments shall commence with the Employee's effective date of termination and shall be made in accordance with Vestis's normal payroll cycle. The period during which Employee receives severance payments shall be referred to as the "Severance Pay Period."

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5 2. Other Post-Employment Benefits (a) Basic Group medical and life insurance coverages shall continue under then prevailing terms during the Severance Pay Period; provided, however, that if Employee becomes employed by a new employer during that period, continuing coverage from Vestis will become secondary to any coverage afforded by the new employer. Employee’s share of the premiums will be deducted from Employee’s severance payments. Basic Group medical coverage provided during such period shall be applied against Vestis’s obligation to continue group medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Upon termination of basic group medical and life coverages, Employee may convert such coverages to individual policies to the extent allowable under the terms of the plans providing such coverages. (b) If, at the time of termination, Vestis is providing Employee with a leased vehicle, then Vestis will continue to provide the leased vehicle through the Severance Pay Period under the same terms and conditions as in effect at the time of the Employee’s termination. At the expiration of the Severance Pay Period, Employee must return the leased vehicle to Vestis unless the Employee elects to purchase the vehicle in accordance with the applicable Vestis policy then in effect. If Employee is receiving a car allowance at the time of the Employee’s termination, such car allowance will continue to be paid through the Severance Pay Period. At the expiration of the Severance Pay Period, the Employee will cease being paid a car allowance. (c) For the avoidance of doubt, Employee shall be entitled to be reimbursed for all unused and unexpired vacation days that have accrued under the applicable Vestis vacation policy through the date of termination. (d) Employee’s eligibility to participate in all other benefit and compensation plans, including, but not limited to the Management Incentive Bonus, Long Term Disability, any nonqualified plans and any stock option or ownership plans, shall terminate as of the effective date of Employee’s termination unless provided otherwise under the terms of a particular plan or otherwise specifically provided in the terms of any employment agreement or other service agreement between Employee and Vestis, provided, however, that participation in supplemental plans and programs made available solely to Executive Leadership Council members shall cease as of the effective date of termination. B. Termination for “Cause” shall be defined as termination of employment due to: (i) conviction of or entry of a plea of guilty or nolo contendere to a felony (or any similar crime for purposes of laws outside the United States), (ii) fraud or dishonesty, (iii) willful failure to perform assigned duties, (iv) willful violation of Vestis’s Business Conduct Policy, or (v) intentionally working against the best interests of Vestis.

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C. If Employee is terminated by Vestis for reasons other than Cause, Employee will receive the severance payments and other post-employment benefits during the Severance Pay Period even if Employee commences other employment during such period provided such employment does not violate the terms of Article 2.

D. In addition to the remedies set forth in Article 5, Vestis reserves the right to terminate all severance payments and other post-employment benefits if Employee violates the covenants set forth in Articles 1, 2, 3 or 4 above.

E. Employee's receipt of severance and other post-employment benefits under this Agreement is contingent on (i) Employee's execution of a release in a form reasonably acceptable to Vestis, except that such release shall not include any claims by Employee to enforce Employee's rights under, or with respect to, this Agreement or any Vestis benefit plan pursuant to its terms, and (ii) the expiration of the applicable Age Discrimination in Employment Act revocation period without such release being revoked by Employee. For the avoidance of doubt, notwithstanding anything else contained in this Article 6 to the contrary, Vestis may choose not to commence (or may choose to discontinue) providing any payment or benefit hereunder unless and until Employee executes and delivers, without revocation, the foregoing release within 60 days following Employee's termination of employment; *provided*, *however*, that subject to receipt of such executed release, Vestis shall commence providing such payments and benefits within 75 days following the date of termination of Employee's employment.

ARTICLE 7. TERM OF EMPLOYMENT:

Employee acknowledges that Vestis has the right to terminate Employee's employment at any time for any reason whatsoever, provided, however, that any termination by Vestis for reasons other than Cause shall result in the severance and the post-employment benefits described in Article 6 above, to become due in accordance with the terms of this Agreement subject to the conditions set forth in this Agreement. Employee further acknowledges that the severance payments made and other benefits provided by Vestis are in full satisfaction of any obligations Vestis may have resulting from Vestis's exercise of its right to terminate Employee's employment, except for those obligations which are intended to survive termination such as the payments to be made pursuant to retirement plans, deferred compensation plans and conversion of insurance.

ARTICLE 8. OTHER ACTIVITIES:

During the Term, Employee may devote reasonable time to activities other than those required under this Agreement, including the supervision of Employee's personal investments and activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, and similar type activities, but only to the extent that such other activities do not, in the judgment of the Board of Directors of the Company (the "Board"), inhibit or prohibit the performance of Employee's duties under this Agreement, conflict in any material way with the business of any member of the Company and its affiliates (collectively, the "Company Group") or violate the provisions of Articles 1, 2, 3 and 4 of this Agreement; provided, however, that Employee shall not serve on the board of any business, or hold any other position with any business, without the consent of the Board.

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7 ARTICLE 9. BOARD SERVICE: To the extent requested by the Board, during Employee’s employment, Employee shall serve on the boards of directors of any member of the Company Group without additional compensation thereof. Employee shall resign as a member the boards of directors of any members of the Company Group at such time as Employee ceases to hold the position of Interim Chief Financial Officer (or otherwise ceases to be employed by the Company Group) or as directed by the Board. ARTICLE 10. CLAWBACK: Employee (and any compensation payable to Employee) shall be subject to the terms of the Company’s clawback and recoupment policies in effect from time to time while the Employee holds the position of Interim Chief Financial Officer for the Company. ARTICLE 11. COOPERATION: Following Employee’s termination of employment, Employee agrees that, at the Company’s request, Employee shall reasonably cooperate and assist the Company and Company Group in any investigation which may be performed by the Company, Company Group or any governmental agency and in any litigation, arbitration or other proceeding in which the Company or Company Group may become involved. Such assistance shall include, but not be limited to, Employee making himself or herself reasonably available for interviews by the Company or its counsel, depositions and/or court appearances at the Company’s request. The Company shall attempt to schedule such assistance at mutually convenient times and places, taking into account any employment constraints that Employee may have. The Company shall reimburse Employee for reasonable expenses, such as travel, lodging, meal expenses, and reasonable attorneys’ fees, incurred by Employee at the Company’s request, consistent with the Company’s generally applicable policies for employee expenses and per-diem payment consistent with Employee’s rate of base salary as in effect upon the date of Employee’s termination of employment. To the maximum extent permitted by law, Employee will notify the Company if Employee is contacted by any governmental agency, or by any person contemplating or maintaining any claim, investigation or legal action relating to the Company or any other member of the Company Group, or by any agent or attorney of such person, within three (3) business days of such contact. ARTICLE 12. INDEMNIFICATION: The Company shall indemnify and hold harmless Employee to the fullest extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by Employee or Employee’s legal representatives and arising in connection with Employee’s conduct or position at any time as a director, officer, employee, or agent of the Company or any other member of the Company Group and shall maintain directors and officers liability insurance that provides Employee with protections, both during Employee’s employment with the Company and following the termination of Employee’s employment with the Company, that are commercially reasonable (and, with respect to directors and officers liability coverage, provides for “tail” coverage for at least six (6) years after the date of Employee’s termination of employment with the Company). In the event that the Company or any of its insurers (collectively, the “Indemnitee-Related Entities”) shall make any payment to Employee in respect of

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indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the Indemnitee-Related Entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of Employee against the Company and Employee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights.

ARTICLE 13. MISCELLANEOUS:

A. As used throughout this Agreement, Vestis includes Vestis Services, LLC, and its parents, subsidiaries and affiliates, or any corporation, joint venture, or other entity in which Vestis Corporation or its subsidiaries or affiliates have an equity interest in excess of ten percent (10%).

B. This Agreement shall supersede and substitute for any previous employment or severance agreement between Employee and Vestis and its predecessors other than your offer letter dated June ___, 2026 (“2026 Offer Letter”) and the Second Amended Vestis Offer Summary attached to the 2026 Offer Letter (“2026 Offer Summary”), specifically including but not limited to (i) your offer letter dated February 7, 2025, the Vestis Offer Letter attached to your February 7, 2025 offer letter, and your Agreement Relating to Employment and Post-Employment Competition dated February 10, 2025, and (ii) your offer letter dated December 15, 2025, the Amended Vestis Offer Summary attached to your December 15, 2025 offer letter, and your Agreement Relating to Employment and Post-Employment Competition dated December 16, 2025. To the extent there is a conflict between the terms of this Agreement and the terms of the 2026 Offer Letter or the terms of the 2026 Offer Summary, the terms of the 2026 Offer Letter or 2026 Offer Summary will control, as applicable.

C. If Employee’s employment with Vestis terminates solely by reason of a transfer of stock or assets of, or a merger or other disposition of, a subsidiary of Vestis Corporation (whether direct or indirect), such termination shall not be deemed a termination of employment by Vestis for purposes of this Agreement, provided that Vestis requires the subsequent employer, by agreement, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Vestis would be required to perform it if no such transaction had taken place. Employee acknowledges and agrees that Vestis may assign this Agreement and Vestis’s rights hereunder, and particularly Articles 1, 2, 3 and 4, in its sole discretion and without advance approval by Employee. In such case, Employee agrees that Vestis may assign this Agreement and all references to “Vestis” contained in this Agreement shall thereafter be deemed to refer to the subsequent employer.

D. Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise.

E. In the event any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

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9 F. In the event that it is reasonably determined by Vestis that, as a result of the deferred compensation tax rules under Section 409A of the Internal Revenue Code of 1986, amended (and any related regulations or other pronouncements thereunder) (“the Deferred Compensation Tax Rules”), any of the payments or benefits that Employee is entitled to under the terms of this Agreement may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Employee to be subject to tax under the Deferred Compensation Tax Rules, Vestis shall, in lieu of providing such payment or benefit when otherwise due under this Agreement, instead provide such payment or benefit on the first day on which such provision would not result in Employee incurring any tax liability under the Deferred Compensation Tax Rules; which day, if Employee is a “specified employee” within the meaning of the Deferred Compensation Tax Rules, shall be the first day of the seventh month following the date of Employee’s termination of employment (or the earliest date as is permitted under the Deferred Compensation Tax Rules, without any accelerated or additional tax); provided, further, that to the extent that the amount of payments due under Article 6.A are not subject to the Deferred Compensation Tax Rules by virtue of the application of Treas. Reg. Sec. 1.409A- 1(b)(9)(iii)(A), such payments may be made prior to the expiration of such six-month period. In addition, in the event that any payments or benefits that Vestis would otherwise be required to provide under this Agreement cannot be provided in the manner contemplated herein without subjecting Employee to tax under the Deferred Compensation Tax Rules, Vestis shall provide such intended payments or benefits to Employee in an alternative manner that conveys an equivalent economic benefit to Employee as soon as practicable as may otherwise be permitted under the Deferred Compensation Tax Rules. For purposes of the Deferred Compensation Tax Rules, (i) each payment made under this Agreement (including, without limitation, each installment payment due under Article 6 above) shall be designated as a “separate payment” within the meaning of the Deferred Compensation Tax Rules, and if the commencement of any payment or benefit provided under Article 6 (or if applicable Appendix A) that constitutes “deferred compensation” under the Deferred Compensation Tax Rules could, by application of the terms conditioning such payment or benefit upon the execution and non-revocation of a release set forth in Article 6, occur in one of two taxable years, then the commencement of such payment or benefit shall begin on the first payroll date occurring in January of such second taxable year, and (ii) any references herein to Employee’s “termination of employment” shall refer to Employee’s “separation from service” with Vestis and its affiliates within the meaning of the Deferred Compensation Tax Rules. G. The terms of this Agreement shall be governed by the laws of the State of Georgia, without regard to conflicts of laws principles thereof. For purposes of any action or proceeding, Employee irrevocably submits to the non-exclusive jurisdiction of the courts of Georgia and the courts of the United States of America located in Georgia for the purpose of any judicial proceeding arising out of or relating to this Agreement, and acknowledges that the designated fora have a reasonable relation to the Agreement and to the parties’ relationship with one another. Notwithstanding the provisions of this Article 13.G, Vestis may, in its discretion, bring an action or special proceeding in any court of competent jurisdiction for the purpose of seeking temporary or preliminary relief pending resolution of a dispute.

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H. Employee expressly consents to the application of Article 13.G to any judicial action or proceeding arising out of or relating to this Agreement. Vestis shall have the right to serve legal process upon Employee in any manner permitted by law. In addition, Employee irrevocably appoints the General Counsel of Vestis (or any successor) as Employee's agent for service of legal process in connection with any such action or proceeding and Employee agrees that service of legal process upon such agent, who shall promptly advise Employee of any such service of legal process at the address of Employee then in the records of Vestis, shall be deemed in every respect effective service of legal process upon Employee in any such action or proceeding.

I. Employee hereby waives, to the fullest extent permitted by applicable law, any objection that Employee now or hereafter may have to personal jurisdiction or to the laying of venue of any action or proceeding brought in any court referenced in Article 13.G and hereby agrees not to plead or claim the same.

J. Notwithstanding any other provision of this Agreement, Vestis may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Employee hereunder.

K. Employee and Vestis acknowledge that for purposes of Article 6, Employee's last hire date with Vestis is February 10, 2025.

L. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Employee, and their respective heirs, legal representatives, successors and assigns. Employee acknowledges and agrees that this Agreement, including its provisions on post-employment restrictions, is specifically assignable by Vestis. Employee hereby consents to such future assignment and agrees not to challenge the validity of such future assignment.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be signed.

VESTIS SERVICES, LLC.:

Signed by:
Rod Wedemeier
22F5F16E27A8478...

Rod L. Wedemeier

6/12/2026

Date

EMPLOYEE:

Signed by:
Adam Bowen
5DBDCCCF00A6432...

Adam K. Bowen

6/12/2026

Date

10

Schedule 1 Prior Works None